Exhibit 10.28

September 21, 2004

Mr. Jeffrey Nugent

14419 Ballantyne Meadows Drive

Charlotte, NC 28277

Dear Jeff:

This communication confirms our offer of employment to you as Vice President of Human Resources. Your start date would be September 27, 2004.

The following are the terms of the offer:

(1)	You will report to me.

(2)	Your annual base salary will be $200,000 paid $7,692.30 biweekly.

(3)

In addition to your base salary, you will be eligible for the CHAMPION ENTERPRISES 2004 Incentive Plan. For example only, had you worked all of 2004, the bonus amount, calculated at target EBIT, would be $100,000. Of course, your bonus would be prorated for time actually worked in 2004.

Your position will be a 16(b) Executive Management position. Additional information regarding your 16(b) status will be provided.

(4)

You will be granted the right to receive up to 20,000 shares of Champion common stock in connection with the Champion 2004 performance share award program and you will be eligible to participate in the 2005 performance share award program.

(5)

You will be eligible for CHAMPION’S Medical/Dental Insurance Program effective on the first day of the month following three (3) months of employment. You will be responsible for the employee co-payment of premium that is currently $35.00 biweekly for single coverage and $72.00 biweekly for family coverage. In the interim, Champion will pay your documented COBRA costs for up to three months.

Confidential

2/21/2006

(6)

Effective on the first of the month following three (3) months of employment, the Company will provide term life insurance in the amount equal to two (2) times your base. This insurance also has an accidental death and dismemberment provision. Additional life insurance coverage for you and/or your dependents is available as an option at group rates.

(7)	You will be eligible immediately for the Group Short-Term Disability plan for Key Management Employees. Generally, the plan pays 100% of your base earnings for up to 26 weeks.

(8)

You will also be eligible for Long Term Disability Insurance (LTD) after the first of the month following three (3) months of employment. LTD would provide a disability benefit of sixty per cent (60%) of your base salary (up to age 65) after six (6) months of disability.

(9)	You will be eligible for three (3) weeks of vacation starting with calendar year 2005.

(10)	Other benefits include: nine (9) paid holidays and both tuition reimbursement program and 401(k) tax deferred savings plan after one (1) year of service.

(11)

You will be eligible for relocation benefits commensurate with your position, in accordance with the Company’s relocation program. The Company will pay or reimburse you for reasonable moving and relocation expenses and costs, including transaction costs (but not losses, fix up costs or similar costs) involved with the sale of your principal residence and the purchase of a new residence. The Company shall gross up for tax purposes, any income arising from such reimbursement that is treated as nondeductible taxable income.

(12)	This offer of employment and benefits is made with the provision that you meet the requirements of our background verification and drug screening.

(13)	You will be an “at will” employee, which means that you or CHAMPION may terminate your employment at any time for any reason with or without cause.

Confidential

2/21/2006

Jeff, I believe this letter covers the major terms and conditions of our offer of employment. If acceptable, please sign below and return one copy to this office.

Best regards,

William C. Griffiths

President and CEO

Champion Enterprises, Inc

________/Jeffrey L. Nugent/__________
Jeffrey L. Nugent

__________________________________
Date